CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Cutler Trust and to the use of our report dated August 27, 2009 on the Cutler Equity Fund’s (a series of shares of beneficial interest in Cutler Trust) financial statements and financial highlights.  Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania
October 27, 2009